  UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2016

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450 Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2016, the board of directors of PharmAthene, Inc. (the "Company") granted John M. Gill, the Company's chief executive officer, a stock option to purchase 100,000 shares of the Company’s common stock at an exercise price of $2.20, the closing price of the Company’s common stock as reported on the NYSE:MKT on June 1, 2016. The stock option vests over a 3 year period (subject to acceleration upon the occurrence of certain events) with 25% vesting immediately and 25% vesting on each of the first, second and third anniversaries of the grant date and will expire on May 31, 2026. In addition, on June 1, 2016, the Company agreed to pay Mr. Gill a $25,000 discretionary cash bonus.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the annual meeting of stockholders (the “Annual Meeting”) of the Company held on June 1, 2016, the holders of the Company’s common stock voted to elect each of the following directors to serve until the next annual meeting and until his successor is duly elected and qualified:

Director	Votes For	Votes Withheld	Broker Non-Votes
John M. Gill	30,156,342	949,024	20,953,969
Eric I. Richman	30,155,923	949,443	20,953,969
Jeffrey W. Runge, M.D.	30,126,342	979,024	20,953,969
Mitchel B. Sayare, Ph.D.	30,126,023	979,343	20,953,969
Derace L. Schaffer, M.D.	30,126,442	978,924	20,953,969
Steven St. Peter, M.D.	30,155,923	949,443	20,953,969

At the Annual Meeting, the Company’s stockholders also voted on the following proposals:

Proposal	For	Against	Abstain	Broker Non-Votes
To ratify the Company's Tax Benefit Preservation Plan designed to protect the tax benefit of the Company's net operating loss carryforwards.	30,806,349	255,829	43,188	20,953,969
To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015	51,666,301	374,843	18,191	N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC.

Date: June 7, 2016	By:	/s/ Philip MacNeill
Philip MacNeill Vice President, Chief Financial Officer, Treasurer and Secretary